Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
J. Crew Group, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-60658 on Form S-8 of J. Crew Group, Inc. 1997 Stock Option Plan of our report dated March 25, 2004 (except as to Note 2 which is as of September 9, 2004) included in Form 10-K/A, with respect to the consolidated balance sheets of J. Crew Group, Inc. and subsidiaries as of January 31, 2004 and February 1, 2003 and the related consolidated statements of operations, cash flows, and changes in stockholders’ deficit for each of the years in the three-year period ended January 31, 2004, and the financial statement schedule.

Our report reflects adoption of Statement of Financial Accounting Standard No. 150,  “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” in the third quarter of fiscal 2003.

Our report indicates that J. Crew Group Inc. has restated its financial statements as of and for the period ended January 31, 2004, to reflect the write-off of certain prepaid sample costs that should have been expensed as incurred.

KPMG LLP

 New York, New York

October 22, 2004